CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Registration Statement on Form N-1A of DGHM Investment Trust and to the use of our report dated April 26, 2013 on the financial statements and financial highlights of DGHM All-Cap Value Fund and DGHM V2000 SmallCap Value Fund, each a series of shares of beneficial interest of DGHM Investment Trust. Such financial statements and financial highlights appear in the February 28, 2013 Annual Report to Shareholders that is incorporated by reference into the Statement of Additional Information.

BBD, LLP

Philadelphia, Pennsylvania
September 3, 2013